Exhibit 10.1

June 19, 2023

NOVACCESS GLOBAL INC.

8584 E. Washington Street, No. 127

Chagrin Falls, OH 44023

Attn:

E-mail:

VIA ELECTRONIC MAIL

Re: Modifications

Dear Sirs:

Reference is made to the securities purchase agreements dated May 5, 2022 by and between NovAccess Global Inc., a Colorado corporation (the “Company”), and AJB Capital Investments, LLC, a Delaware limited liability company (the “Purchaser”) (the “Purchase Agreement”), and (ii) Promissory Note of the Company issued in favor of the Purchaser, dated May 5, 2022 (the “Purchaser Notes”). Defined terms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

For good and valuable consideration, including the warrant shares (as described below), the receipt and adequacy of which are hereby acknowledged, the Purchaser consents (the “One-time Modifications”) to increase the principal amount of the note by $75,000, which amount shall bear interest at a per annum rate of fifteen (15%) percent and shall be due and payable on the July 16, 2023 (the “June 2023 Tranche”). In the event that the June 2023 Tranche is not paid in full on or before July 16, 2023, such failure shall be an event of default under all Transaction Documents between the Company and Purchaser.

In consideration for the foregoing One-time Modifications, the Company shall issue to Purchaser 750,000 pre-funded warrant shares (pursuant to the pre-funded warrant in the form annexed hereto as Exhibit A).

The Company shall execute and the side letter in the form annexed hereto as Exhibit B (the “Side Letter”), which shall provide that the warrant shares shall be subject to (a) the terms and conditions of the Side Letter and the Purchase Agreement and (b) the Company’s obligations under such Side Letter and the Purchase Agreement. For the purposes of clarity hereunder, nothing herein shall modify or alter the terms and conditions under the Purchase Agreement with respect to the previously issued Commitment Fee Shares or the Company’s obligations with respect thereto.

The Company shall have registered the warrant and warrant shares pursuant to an effective registration statement with the SEC no later than 180 days following the date hereof.

Except as otherwise set forth herein, all terms and conditions of the Transaction Documents shall remain in full force and effect.

The Modifications set forth in this Letter Agreement are limited to the matters expressly set forth herein and should not be construed as an indication that the Purchaser has agreed to any other modifications to, consents of, or waivers of any other terms or provisions of the Purchase Agreements or any Transaction Document or of the terms of any other agreement, instrument or security or any modifications to, consents of, or waivers of any default that may exist or occur thereunder.

The Company hereby represents and warrants and covenants to the Purchaser that nothing contained herein or otherwise disclosed to the Purchaser by the Company in connection herewith constitutes material non-public information. As of the date hereof, the Company shall have disclosed all material, non-public information (if any) provided up to the date hereof to the Purchaser by the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that has not previously been publicly disclosed by the Company in a filing with the Securities and Exchange Commission.

The Company hereby covenants and agrees that, as of the date hereof, (i) the Purchaser has no confidentiality or similar obligation under any agreement to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents and (ii) the Purchaser has not made any agreement with the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent not to purchase or sell, long and/or short, the Common Stock or any other securities of the Company.

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to choice of law principles. Any dispute arising under or relating to or in connection with this Letter Agreement shall be subject to the exclusive jurisdiction and venue of the State and/or Federal courts located in New York. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

Very truly yours,

AJB Capital Investments, LLC

By: /s/ Ari Blaine

Name: Ari Blaine

Title: Managing Member

Acknowledged and Agreed:

NOVACCESS GLOBAL INC.

By: /s/ Dwain Irvin

Name: Dwain Irvin

Title: CEO

June 19, 2023

AJB Capital Investments LLC 4700 Sheridan Street, Suite J Hollywood, FL 33021

Attn: Ari Blaine

Re: Make-Whole Provisions Ladies and Gentlemen:

Reference is made to that certain securities purchase agreement, dated May 5, 2022, as amended, by and between NovAccess Global Inc., a Colorado corporation (the “Company”), and AJB Capital Investments, LLC, a Delaware limited liability company (the “Purchaser”) (the “Purchase Agreement”) and providing for the issuance of a promissory note (the “Note”), convertible upon an event of default for shares of common stock of the Company (“Common Stock”). Defined terms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

I, the undersigned Dwain Irwin, President and CEO of the Company, represent and acknowledge that I have read and understood (i) the terms and provisions of “make-whole” provisions attached to this Letter Agreement as Exhibit A, and (ii) the implications of such terms and provisions for the Company, including the potential additional actions and issuances of Common Stock that may be required of the Company under such terms and conditions, including without limitation the “Adjustments” provisions in Section (ii) of Exhibit A.

Very truly yours,

By: /s/ Dwain Irvin

Name: Dwain Irvin

Title: CEO

Exhibit A

Modification Fee

(i) The Company paid to Purchaser, as a modification fee, $75,000 (the "Modification Fee"), by issuing to Purchaser a warrant for that number of warrant shares of the Company's Common Stock equal to such amount. It is agreed that the number of shares of Common Stock issuable to Purchaser under this Section and warrant was 750,000 at an exercise price per share of $0.0001 (the “Warrant Shares”).

(ii)         Adjustments. It is the intention of the Company and Purchaser that the Purchaser shall be able to sell (if Purchaser so elects, in Purchaser’s sole and absolute discretion) the Warrant Shares and generate net proceeds (net of all brokerage commissions and other fees or charges payable by Purchaser in connection with the sale thereof) from such sale equal to the Modification Fee. The Purchaser shall use its best efforts to sell the Warrant Shares in the principal trading market of the Company’s Common Stock or otherwise, at any time in accordance with applicable securities laws. At any time, and from time to time, the Purchaser may elect during the period beginning on the date which is the six (6) month anniversary of the date hereof (the “Closing”) (the “Adjustment Period”), the Purchaser may deliver to the Company a reconciliation statement showing the net proceeds actually received by the Purchaser from the sale of the Warrant Shares (the “Sale Reconciliation”). If, as of the date of the delivery by Purchaser of the Sale Reconciliation (the “Sale Reconciliation Date”), the Purchaser has not realized net proceeds from the sale of such Warrant Shares equal to at least the Modification Fee, as shown on the Sale Reconciliation, then the Company shall, within five (5) business days, either pay in cash the applicable shortfall amount or immediately take all required action necessary or required in order to cause the issuance of additional shares of Common Stock (priced at the volume weighted average price over the ten (10) day period preceding the applicable Sale Reconciliation Date) to the Purchaser in an amount sufficient such that, when sold and the net proceeds thereof are added to the net proceeds from the sale of any of the previously issued and sold Warrant Shares, the Purchaser shall have received total net funds equal to the Modification Fee. If additional shares of Common Stock are issued pursuant to this Section, and after the sale of such additional issued shares of Common Stock, the Purchaser still has not received net proceeds equal to at least the Modification Fee, then the Company shall again be required to immediately take all required action necessary or required in order to cause the issuance of additional shares of Common Stock (or the payment of cash) to the Purchaser as contemplated above, and such additional issuances (or cash payments) shall continue until the Purchaser has received net proceeds from the sale of such Common Stock equal to the Modification Fee. In the event additional Common Stock is required to be issued as outlined above, the Company shall instruct the Transfer Agent to issue certificates or book entry statements representing such additional shares of Common Stock to the Purchaser as promptly as practicable following the Sale Reconciliation Date, and the Company shall in any event cause the Transfer Agent to deliver such certificates or book entry statements to Purchaser within five (5) business days following the Sale Reconciliation Date; provided, that if by the fifth (5th) business day following the Sale Reconciliation Date, the Purchaser has not received such additional shares of Common Stock (or payment in cash), the Purchaser may notify the Transfer Agent directly of the Company’s obligation to deliver such additional shares of Common Stock, and the Transfer Agent shall issue such additional shares of Common Stock from the Reserved Amount without any further action by the Company. In the event such certificates or book entry statements representing such additional shares of Common Stock issuable hereunder shall not be delivered to the Purchaser within ten (10) business days of the Sale Reconciliation Date, same shall be an immediate default under the Purchase Agreement and the Transaction Documents. Nothing herein contained shall be interpreted to in any way limit the net proceeds from the sale of the Warrant Shares which shall be generated by the Purchaser. The Company’s obligation to pay the Modification Fee contemplated by this Section through the sale of Warrant Shares, shall be an obligation hereunder, secured by all Transaction Documents. For the avoidance of doubt, all requirements of Rule 144 shall apply to any resale of any additional shares of Common Stock issued by the Company pursuant to an adjustment as described above (to the extent Rule 144 is relied upon in connection with such resale), including, without limitation, holding period requirements.